Exhibit 99.1

Dresser, Inc. 15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361.9929

FOR IMMEDIATE RELEASE

DRESSER APPOINTS CHAIRMAN PATRICK MURRAY AS CEO

DALLAS, TEXAS (December 22, 2004)—Dresser, Inc. today announced that the Board of Directors has appointed Chairman Patrick M. Murray as Chief Executive Officer, effective immediately. Mr. Murray replaces President and Chief Executive Officer Steven G. Lamb, who has left the company.

Mr. Murray will also continue as Chairman of the Board of Directors, a position he has held since May, 2004. The Board also appointed John P. Ryan as President and Chief Operating Officer of the company, effective immediately. In addition to his new role, Mr. Ryan will continue to oversee the company’s Dresser Wayne business unit until his successor is named.

Mr. Murray led the management team in the leveraged buyout of the Dresser operating units in April, 2001, and served as the company’s first President until November, 2002, and as Chief Executive Officer until May, 2004. Mr. Murray said, “We thank Steve for his contributions to Dresser, especially for leading the successful transformation of our manufacturing operations that has led to improved operating performance. I’m also pleased that John Ryan has accepted the position of President and Chief Operating Officer. John has achieved great success in growing revenues, expanding margins, integrating acquisitions and creating shareholder value in our largest operating unit.”

The company said it expects to incur a charge in the fourth quarter associated with Mr. Lamb’s departure.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a comprehensive global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

###

COMPANY CONTACT:

Don King

Investor Relations

(972) 361-9933

don.king@dresser.com